UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2013

PDC Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-7246	95-2636730
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

1775 Sherman Street, Suite 3000
Denver, Colorado 80203
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 860-5800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Piceance Basin and NECO Divestiture. On February 4, 2013, PDC Energy, Inc. (the “Company”), a Nevada corporation, executed a Purchase and Sale Agreement with certain affiliates of Denver-based Caerus Oil and Gas LLC (“Caerus”) pursuant to which the Company agreed to sell to Caerus its Piceance Basin, Northeastern Colorado and certain other non-core Colorado oil and gas properties, leasehold mineral interests and related assets, including certain derivatives (the “Piceance Basin and NECO Divestiture”) for aggregate cash consideration of approximately $200 million, subject to customary adjustments.

On June 18, 2013, this divestiture was completed with total proceeds received of approximately $185.2 million, subject to customary post-closing adjustments and net of our non-affiliated investor partners' share of $17.0 million. Under the Purchase and Sale Agreement, the transaction is given economic effect as of January 1, 2013 such that all proceeds and certain customary operational costs and expenses attributable to the assets will be apportioned between the Company and Caerus according to such date. Following the closing of the transaction, the Company is completely divested of its Piceance Basin and Northeastern Colorado assets.

Merit Acquisition. On June 29, 2012, the Company completed the acquisition of certain Wattenberg Field oil and natural gas properties, leasehold mineral interests and related assets from affiliates of Merit Energy (the "Merit Acquisition"). The aggregate purchase price of these properties was approximately $304.6 million, after post-closing adjustments.

Item 9.01. Financial Statements and Exhibits

(b) Pro Forma Financial Information

The unaudited pro forma consolidated statement of operations for the year ended December 31, 2012, as adjusted to reflect the Piceance Basin and NECO Divestiture and the Merit Acquisition, are furnished as Exhibit 99.1 to this Current Report on Form 8-K and are incorporated herein by reference.

(d) Exhibits

Exhibit No.	Description

99.1	Pro Forma Financial Information

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 28, 2013

PDC ENERGY, INC.
By:	/s/ Daniel W. Amidon
Daniel W. Amidon
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Pro Forma Financial Information